Exhibit 99.1
Johnson Controls Announces Results of Offer to Exchange its Convertible Notes
     MILWAUKEE, Sept. 18, 2009 /PRNewswire/ — Johnson Controls, Inc. (NYSE: JCI) today announced the final results of its previously announced offer to exchange any and all of its outstanding 6.50% Convertible Senior Notes due 2012 (the “Convertible Notes”) for a cash payment and shares of its common stock (the “Convertible Notes Exchange Offer”). The Convertible Notes Exchange Offer expired at 11:59 p.m., New York City time, on September 17, 2009 (the “Expiration Date”).
     Johnson Controls has been advised by Global Bondholder Services Corporation, the information and exchange agent for the Convertible Notes Exchange Offer, that approximately $400.4 million aggregate principal amount of Convertible Notes had been tendered as of the Expiration Date, all of which have been accepted for exchange. In accordance with the terms of the Convertible Notes Exchange Offer, Johnson Controls will exchange approximately 35.8 million shares of common stock and approximately $61.2 million in cash for the tendered Convertible Notes. The consideration will be delivered promptly by the information and exchange agent.
     Approximately 99.5 percent of the principal amount of the outstanding Convertible Notes was tendered in the Convertible Notes Exchange Offer. A total of approximately $2.1 million principal amount of Convertible Notes will remain outstanding following the Convertible Notes Exchange Offer.
     BofA Merrill Lynch and Barclays Capital acted as joint-lead dealer managers for the Convertible Notes Exchange Offer and Citi acted as co-dealer manager. Additional information regarding the Convertible Notes Exchange Offer may be obtained from Global Bondholder Services Corporation at 212-430-3774 or 866-389-1500 (toll-free), or from BofA Merrill Lynch at 646-855-3401 or 888-292-0070 (toll-free), attention Debt Advisory Services, or Barclays Capital at 212-528-7581 or 800-438-3242 (toll-free), attention Liability Management Group.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.
     About Johnson Controls
     Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/. Johnson Controls’ common stock is listed on the New York Stock Exchange under the symbol “JCI.”
     SOURCE Johnson Controls, Inc.